Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BOTETOURT BANKSHARES, INC.

RESTATED

ARTICLES OF INCORPORATION

OF BOTETOURT BANKSHARES, INC.

ARTICLE I

NAME

The name of the corporation is Botetourt Bankshares, Inc.

ARTICLE II

CAPITAL STOCK

Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common Stock	2,500,000	$1.00

Paragraph B. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. The holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE III

REGISTERED OFFICE

The initial registered office of the Corporation shall be located in the City of Richmond, Virginia and the post office address of the initial registered office of the Corporation is Two James Center, 1021 East Cary Street, 16th Floor, P.O. Box 1320, Richmond, Virginia 23210-1320.

ARTICLE IV

REGISTERED AGENT

The name of the Corporation’s initial registered agent is G. Andrew Nea, Jr. who is a resident of Virginia, and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office of the Corporation.